Exhibit 99.1

Travelport

Redefining Travel Commerce

-Second Quarter 2014 Results-

Atlanta, GA, August 4, 2014 — Travelport is a leading travel commerce platform providing distribution, technology, payment and other solutions for the $7 trillion global travel and tourism industry.

Gordon Wilson, President and CEO of Travelport, commented:

“The first half of 2014 has been a significant one for Travelport. We have not only demonstrated continued financial growth and strong operating performance, but we have also made a number of targeted strategic investments in Beyond Air to extend this growth, specifically in all of the payments, corporate travel and hotel distribution aspects of our Travel Commerce Platform. Additionally, we entered into a new long-term agreement with Delta Air Lines for the provision of hosting services for two of their critical airline operating systems. From a capital structure perspective, we have concluded deleveraging transactions of almost $1 billion through a series of debt for equity deals and the sale of the majority of our shares in Orbitz Worldwide. Our business is now even stronger and we remain firmly on track to deliver our strategic goals.”

2014 Key Point Summary

•	Year-to-date 2014 growth of +4% for Net Revenue and +6% for Adjusted EBITDA

•	Travel Commerce Platform

•	Over 50 airlines have now signed for Travelport’s industry leading Rich Content & Branding in addition to our merchandising capabilities

•	Expanded our Beyond Air capabilities through strategic investments:

•	Hospitality – purchased Hotelzon, a European based provider of corporate hotel booking technology

•	Corporate Travel – purchased 49% of Locomote, an Australian based corporate travel procurement and management platform

•	Payments – purchased a further 16% of eNett, our B2B payments company, taking our share from 57% to 73% in a transaction valuing the company at approximately $450 million

•	Technology Services

•	Signed a new long term agreement with Delta Air Lines to host their core reservations and operations systems

•	Capital Structure

•	Successfully completed deleveraging transactions amounting to $937 million year-to-date August 4, 2014, including debt for equity exchanges and the sale of substantially all of our shares in Orbitz Worldwide

•	On a proforma basis, Net Debt at June 30, 2014 would have been $2.5 billion with a Total Leverage Ratio of 4.9x(1)

•	Launched a comprehensive debt refinancing transaction for our remaining debt

(1)	Proforma is calculated using June 30, 2014 Net Debt adjusted for the July 2014 Debt-for-Equity and Orbitz deleveraging transactions. The Total Leverage Ratio is calculated using Total Debt divided by the previous twelve months’ Adjusted EBITDA as defined under our Senior Secured Credit Agreement.

Financial Highlights

Second Quarter 2014

(in $ millions)	Q2 2014	Q2 2013	$ Change	% Change
Net Revenue	551	537	14	3
Operating Income	60	56	4	7
Income (Loss) before income taxes and share of earnings in equity method investments	16	(97)	113		*
Adjusted Net Loss	(9)	(15)	6	34
Adjusted EBITDA	146	139	7	5

*	Not meaningful

Travelport’s Net Revenue of $551 million for the second quarter of 2014 was $14 million (3%) higher than the second quarter of 2013, and Adjusted EBITDA of $146 million was $7 million (5%) higher than the second quarter of 2013.

Travelport RevPas increased 2% to $5.75.

YTD 2014

(in $ millions)	YTD 2014	YTD 2013	$ Change	% Change
Net Revenue	1,123	1,085	38	4
Operating Income	135	125	10	8
Income (Loss) before income taxes and share of earnings in equity method investments	3	(98)	101		*
Adjusted Net Loss	(6)	(1)	(5)		*
Adjusted EBITDA	297	280	17	6

*	Not meaningful

Travelport’s Net Revenue of $1,123 million for year-to-date 2014 was $38 million (4%) higher than 2013 and Adjusted EBITDA of $297 million was $17 million (6%) higher than 2013.

Travelport RevPas increased 2% to $5.68.

Travelport’s net debt was reduced in the first half of 2014 by $247 million to $3,093 million as of June 30, 2014, comprised of $3,256 million in debt less $163 million in cash, cash equivalents and cash held as collateral.

In March 2014, we completed a $135 million debt for equity exchange transaction.

In June 2014, we completed $182 million of debt for equity exchange transactions and sold 8.6 million Orbitz Worldwide shares for net proceeds of $54 million.

In July 2014, we completed $254 million of debt for equity exchange transactions and received net proceeds of $312 million from the sale of 39 million Orbitz Worldwide shares.

Travelport generated $42 million in net cash from operating activities for the six months ended June 30, 2014 compared to net cash from operating activities of $12 million for the six months ended June 30, 2013.

Conference Call

The Company’s second quarter 2014 earnings conference call will be held on August 4, 2014 beginning at 11.00am. (EDT). Details for this conference call as well as the earnings presentation are available through the Investor Center section of the Company’s website (www.travelport.com/investors/Financial-Calendar), where pre-registration for the call is required.

A recording of the call will be made available within 24 hours in the Financial/Operating Data section of the Investor Centre on the Company’s website.

About Travelport

Travelport is a travel commerce platform providing distribution, technology, payment and other solutions for the $7 trillion global travel and tourism industry. With a presence in over 170 countries, approximately 3,600 employees and an additional 1,100 employees at Interglobe and 2013 net revenue of $2.1 billion, Travelport is a privately owned company comprised of:

•	Our Travel Commerce Platform through which we facilitate travel commerce by connecting the world’s leading travel providers with online and offline travel buyers in our proprietary business to business (“B2B”) travel commerce marketplace. As travel industry demands evolve, we are utilizing our Travel Commerce Platform to redefine the electronic distribution and merchandising of airline core and ancillary products, as well as extending our reach into the growing world of travel commerce beyond air, including to hotel, car rental, rail, cruise-line and tour operators. In addition, we have leveraged our domain expertise in the travel industry to design a pioneering B2B payment solution that addresses the needs of travel intermediaries to efficiently and securely settle travel transactions. We also utilize the extensive data managed by our platform to provide an array of additional services, such as advertising solutions, subscription services, business intelligence data services, and marketing-oriented analytical tools to travel agencies, travel providers and other travel data users.

•	Our Technology Services, through which we provide critical IT services to airlines, such as shopping, ticketing, departure control and other solutions, enabling them to focus on their core business competencies and reduce costs. We manage reservations, inventory management and other related critical systems for Delta Air Lines.

Investor Contact

Peter Golby

Vice President, Investor Relations

+44 (0)1753 288 187

peter.golby@travelport.com

Media Contacts

Kate Aldridge

Vice President, Corporate Communications

+44 (0)1753 328 8720

kate.aldridge@travelport.com

Jill Brenner

Senior Director, Corporate Communications, Americas

+1 (973) 753 3110

jill.brenner@travelport.com

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to: the impact that our outstanding indebtedness may have on the way we operate our business; factors affecting the level of travel activity, particularly air travel volume, including security concerns, general economic conditions, natural disasters and other disruptions; general economic and business conditions in the markets in which we operate, including fluctuations in currencies and the economic conditions in the eurozone; pricing, regulatory and other trends in the travel industry; our ability to obtain travel supplier inventory from travel suppliers, such as airlines, hotels, car rental companies, cruise lines and other travel suppliers; our ability to develop and deliver products and services that are valuable to travel agencies and travel suppliers and generate new revenue streams; risks associated with doing business in multiple countries and in multiple currencies; maintenance and protection of our information technology and intellectual property; the impact on supplier capacity and inventory resulting from consolidation of the airline industry; financing plans and access to adequate capital on favorable terms; our ability to achieve expected cost savings from our efforts to improve operational efficiency; our ability to maintain existing relationships with travel agencies and to enter into new relationships on acceptable financial and other terms; and our ability to grow adjacencies, such as our controlling interest in eNett. Other unknown or unpredictable factors could also have material adverse effects on our performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Except to the extent required by applicable securities laws, the Company undertakes no obligation to release any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (“SEC”) rules. As required by SEC rules, important information regarding such measures is contained below.

TRAVELPORT LIMITED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in $ millions)	Three Months Ended June 30, 2014	Three Months Ended June 30, 2013	Six Months Ended June 30, 2014	Six Months Ended June 30, 2013
Net revenue	$551	$537	$1,123	$1,085

Costs and expenses
Cost of revenue	337	326	690	659
Selling, general and administrative	97	106	185	200
Depreciation and amortization	57	49	113	101

Total costs and expenses	491	481	988	960

Operating income	60	56	135	125
Interest expense, net	(87)	(104)	(170)	(174)
Loss on early extinguishment of debt	(9)	(49)	(14)	(49)
Gain on sale of shares of Orbitz Worldwide	52	—	52	—

Income (Loss) before income taxes and share of earnings in equity method investments	$16	$(97)	$3	$(98)

TRAVELPORT LIMITED

CONSOLIDATED CONDENSED BALANCE SHEETS

(unaudited)

(in $ millions)	June 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$93	$154
Accounts receivable (net of allowances for doubtful accounts of $13 and $13)	215	177
Deferred income taxes	1	1
Other current assets	112	134

Total current assets	421	466
Property and equipment, net	413	428
Goodwill	1,000	986
Trademarks and tradenames	314	314
Other intangible assets, net	669	671
Cash held as collateral	70	79
Deferred income tax	5	5
Other non-current assets	124	139

Total assets	$3,016	$3,088

Liabilities and equity
Current liabilities:
Accounts payable	$58	$72
Accrued expenses and other current liabilities	555	540
Deferred income taxes	24	24
Current portion of long-term debt	46	45

Total current liabilities	683	681
Long-term debt	3,210	3,528
Deferred income taxes	24	18
Other non-current liabilities	168	172

Total liabilities	4,085	4,399

Commitments and contingencies
Shareholders’ equity (deficit):
Total shareholders’ equity (deficit)	(1,088)	(1,330)
Equity attributable to non-controlling interest in subsidiaries	19	19

Total equity (deficit)	(1,069)	(1,311)

Total liabilities and equity	$3,016	$3,088

TRAVELPORT LIMITED

CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS

(unaudited)

(in $ millions)	Six Months Ended June 30, 2014	Six Months Ended June 30, 2013
Operating activities
Income (Loss) before income taxes and equity in earnings (losses) of investment in Orbitz Worldwide	$3	$(98)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	113	101
Amortization of customer loyalty payments	37	29
Gain on sale of shares of Orbitz Worldwide	(52)	—
Amortization of debt finance costs	6	19
Accrual of repayment fee and amortization of debt discount	5	1
Loss on early extinguishment of debt	14	49
Payment-in-kind interest	12	9
Equity-based compensation	9	2
Pension liability contribution	(3)	—
Customer loyalty payments	(45)	(36)
Changes in assets and liabilities:
Accounts receivable	(38)	(65)
Other current assets	9	(4)
Accounts payable, accrued expenses and other current liabilities	(22)	(9)
Other	(6)	14

Net cash provided by operating activities	42	12

Investing activities
Property and equipment additions	(54)	(46)
Proceeds from sale of shares of Orbitz Worldwide	54	—
Purchase of non-controlling interest in a subsidiary	(65)	—
Business acquired, net of cash	(10)	—
Purchase of equity method investment	(10)	—
Other	—	(6)

Net cash used in investing activities	(85)	(52)

Financing activities
Proceeds from revolver borrowings	50	53
Repayment of revolver borrowings	(50)	(73)
Repayment of capital lease obligations	(15)	(8)
Release of cash provided as collateral	9	137
Repayment of term loans	(8)	(1,659)
Payment related to early extinguishment of debt	(3)	—
Proceeds from term loans	—	2,169
Repurchase of Senior Notes	—	(413)
Cash provided as collateral	—	(93)
Debt finance costs	—	(55)
Distribution to a parent company	—	(6)
Other	(1)	(4)

Net cash (used in) provided by financing activities	(18)	48

Effect of changes in exchange rate on cash and cash equivalents	—	(1)
Net (decrease) increase in cash and cash equivalents	(61)	7
Cash and cash equivalents at beginning of period	154	110

Cash and cash equivalents at end of period	$93	$117

Supplementary disclosures of cash flow information
Interest payments	150	145
Income tax payments, net	13	13
Non-cash exchange of senior subordinated notes for equity of a parent company	257	—
Non-cash exchange of senior exchange notes for equity of a parent company	60	—
Non-cash capital lease additions	6	5
Non-cash distribution to a parent company	—	25
Exchange of senior priority secured notes for Tranche 2 Loans	—	229
Exchange of senior notes due 2014 and 2016 for new senior notes due 2016	—	591

TRAVELPORT LIMITED

NON-GAAP MEASURES

(in $ millions and unaudited)

Reconciliation of Income (Loss) before income taxes and share of earnings (losses) in equity method investments to Travelport Adjusted Net Loss and Adjusted EBITDA	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Income (loss) before income taxes and share of earnings (losses) in equity method investments	$16	$(97)	$3	$(98)
Adjustments:
Amortization of intangible assets	20	20	39	40
Loss on early extinguishment of debt	9	49	14	49
Gain on sale of shares in Orbitz Worldwide	(52)	—	(52)	—
Equity-based compensation	8	2	9	2
Corporate and restructuring costs	3	3	6	4
Litigation and related costs	—	2	—	12
Other (*)	(13)	6	(25)	(10)

Adjusted Net Loss	(9)	(15)	(6)	(1)
Adjustments:
Depreciation and amortization of property and equipment	37	29	74	61
Amortization of customer loyalty payments	19	15	37	29
Interest expense, net	87	104	170	174
Provision for income taxes	12	6	22	17

Adjusted EBITDA	$146	$139	$297	$280

(*)	Other includes income taxes, share of earnings (losses) in equity method investments, unrealized gains (losses) on foreign currency exchange derivatives and revaluation gains (losses) on euro denominated debt

Reconciliation of Travelport Adjusted EBITDA to Net Cash Provided by Operating Activities and Unlevered Free Cash Flow

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Adjusted EBITDA	$146	$139	$297	$280
Less:
Interest payments	(93)	(57)	(150)	(145)
Tax payments	(6)	(7)	(13)	(13)
Customer loyalty payments	(19)	(24)	(45)	(36)
Changes in trading working capital	7	9	13	(17)
Changes in accounts payable and employee related	(11)	(13)	(32)	(25)
Pensions	(3)	—	(3)	—
Changes in other assets and liabilities	1	9	(16)	8
Other adjusting items (*)	(3)	(23)	(9)	(40)

Net cash provided by (used in) operating activities	19	33	42	12
Add: other adjusting items (*)	3	23	9	40
Less: capital expenditures on property and equipment additions	(28)	(23)	(54)	(46)
Less: repayment of capital lease obligations	(8)	(4)	(15)	(8)

Adjusted free cash flow	(14)	29	(18)	(2)
Add: interest payments	93	57	150	145

Unlevered Adjusted Free Cash Flow	$79	$86	$132	$143

(*)	Other adjusting items relate to payments for costs included within operating income, but excluded from Adjusted EBITDA. These include (i) $9 million and $17 million of corporate costs payments during the six months ended June 30, 2014 and 2013, respectively, and (ii) $23 million of legal and related costs payments for the six months ended June 30, 2013.

TRAVELPORT LIMITED

OPERATING STATISTICS AND DEFINITIONS

(unaudited)

Net revenue is comprised of:

	Three Months Ended June 30,			Six Months Ended June 30,
(in $ millions)	2014	2013	% Change	2014	2013	% Change
Air	$410	$410	—	$855	$838	2
Beyond Air	108	97	12	205	186	10

Travel Commerce Platform	518	507	2	1,060	1,024	4
Technology Services	33	30	7	63	61	3

Net Revenue	$551	$537	3	$1,123	$1,085	4

Our revenue is earned through our Travel Commerce Platform (including our Air and Beyond Air revenue) and Technology Services. Our Travel Commerce Platform combines state-of-the-art technology with industry leading features, functionality and innovative solutions to address the high volume and growing transaction processing requirements for the evolving needs of the travel industry.

Air: We provide sophisticated and comprehensive real-time search pricing, booking, change, payment and integrated itinerary creation for travelers who use the services of online and offline travel agents for both leisure and corporate travel.

Beyond Air: Our Beyond Air portfolio includes hospitality, advertising, payment solutions and other platform services.

The table below sets forth Travel Commerce Platform revenue by region:

	Three Months Ended June 30,			Six Months Ended June 30,
(in $ millions)	2014	2013	% Change	2014	2013	% Change
Asia Pacific	$100	$96	5	$201	$190	6
Europe	155	150	4	333	314	6
Latin America and Canada	22	22	(1)	45	44	2
Middle East and Africa	75	74	1	147	144	2

International	352	342	3	726	692	5
United States	166	165	—	334	332	—

Travel Commerce Platform	$518	$507	2	$1,060	$1,024	4

The table below sets forth Travel Commerce Platform segments by region and global RevPas:

	Segments (in millions)
	Three Months Ended June 30,			Six Months Ended June 30,
(in $ millions)	2014	2013	% Change	2014	2013	% Change
Asia Pacific	14	14	(1)	30	29	1
Europe	22	22	1	47	46	3
Latin America and Canada	4	3	—	8	7	1
Middle East and Africa	10	10	(1)	20	20	1

International	50	49	—	105	102	2
United States	40	40	1	82	82	—

Travel Commerce Platform Segments	90	89	1	187	184	1

Travel Commerce Platform RevPas	$5.75	$5.66	2	$5.68	$5.56	2

TRAVELPORT LIMITED

HISTORICAL FINANCIAL INFORMATION

(in $ millions and unaudited)

Summary of Adjusted EBITDA Earned under the United MSA and impact on Total Adjusted EBITDA:

United MSA	Q1 2011	Q2 2011	Q3 2011	Q4 2011	FY 2011
Travel Commerce Platform revenue (United States Air revenue)	9	9	9	8	35
Technology Services revenue	14	15	15	17	61

Net Revenue	23	24	24	25	96
Commissions	5	6	6	5	22
Add back: Amortization of CLPs	(2)	(3)	(2)	(2)	(9)
Technology costs	—	1	1	1	3

United MSA Adjusted EBITDA	20	20	19	21	80

Reported Segments	2	2	2	2	8

United MSA	Q1 2012	Q2 2012	Q3 2012	Q4 2012	FY 2012
Travel Commerce Platform revenue (United States Air revenue)	8	—	—	—	8
Technology Services revenue	17	2	—	—	19

Net Revenue	25	2	—	—	27
Commissions	5	—	—	—	5
Add back: Amortization of CLPs	(2)	—	—	—	(2)
Technology costs	1	—	—	—	1

United MSA Adjusted EBITDA	21	2	—	—	23

Reported Segments	2	—	—	—	2

	Q1 2012	Q2 2012	Q3 2012	Q4 2012	FY 2012
Adjusted EBITDA Including United MSA	156	135	123	103	517
United MSA Adjusted EBITDA	(21)	(2)	—	—	(23)

Adjusted EBITDA Excluding United MSA	135	133	123	103	494

	Q1 2011	Q2 2011	Q3 2011	Q4 2011	FY 2011
Adjusted EBITDA Including United MSA	166	155	136	124	581
United MSA Adjusted EBITDA	(20)	(20)	(19)	(21)	(80)

Adjusted EBITDA Excluding United MSA	146	135	117	103	501

TRAVELPORT LIMITED

OPERATING STATISTICS AND DEFINITIONS

(unaudited)

Definitions:

Adjusted EBITDA: is a non-GAAP financial measure and may not be comparable to similarly named measures used by other companies. We believe this measure provides management with a more complete understanding of the underlying results and trends and an enhanced overall understanding of our financial liquidity and prospects for the future. Adjusted EBITDA is the primary metric for measuring our business results, forecasting and determining future capital investment allocations and is used by the Board of Directors to determine incentive compensation for future periods. Adjusted EBITDA is defined as Adjusted Net Income (Loss), excluding depreciation and amortization of property and equipment, amortization of customer loyalty payments, interest and income taxes. Capital expenditures, which impact depreciation and amortization, Customer Loyalty Payments, interest expense and income tax expense, are reviewed separately by management. Adjusted EBITDA is disclosed so investors have the same tools available to management when evaluating the results of Travelport. Adjusted EBITDA is a critical measure as it is required to calculate our key financial ratios under the covenants contained in our credit agreements. These ratios use a number which is broadly computed from Adjusted EBITDA for the last twelve months and consolidated net debt, as at the balance sheet date and are known as the Total Leverage Ratio and Senior Secured Leverage Ratio. Travelport is currently in compliance with all of its financial covenants. A breach of these covenants could result in a default under the senior secured credit agreement, second lien credit agreement and the indentures governing the notes.

Adjusted Free Cash Flow: is a non-GAAP measure and may not be comparable to similarly named measures used by other companies. Adjusted Free Cash Flow is defined as net cash provided by (used in) operating activities of continuing operations, adjusted to remove the impact of cash paid for other adjusting items which we believe are unrelated to our ongoing operations and to deduct capital expenditures on property and equipment additions including capital lease repayments. We believe Adjusted Free Cash Flow provides management and investors with a more complete understanding of the underlying liquidity of the core operating businesses and its ability to meet current and future financing and investing needs.

Adjusted Net Income (Loss): is a non-GAAP financial measure and may not be comparable to similarly named measures used by other companies. We believe this measure provides management with a more complete understanding of the underlying results and trends. Adjusted Net Income (Loss) is disclosed so investors have the same tools available to management when evaluating the results of Travelport. Adjusted Net Income (Loss) is defined as net income (loss) from continuing operations excluding amortization of acquired intangible assets, gain/(loss) on early extinguishment of debt, equity in earnings/(losses) of investment in Orbitz Worldwide, the contribution from the terminated master services agreement (“MSA”) with United Airlines, gain on sale of Orbitz Worldwide and items that are excluded under our debt covenants, such as non-cash equity-based compensation, certain corporate and restructuring costs, certain litigation and related costs, and other non-cash items such as foreign currency gains/(losses) on euro denominated debt and earnings hedges along with any income taxes related to these exclusions.

Customer Loyalty Payments: development advance payments that are made with the objective of increasing the number of clients or improving customer loyalty with travel agents or travel providers. The amortization of such payments is excluded from Adjusted EBITDA under the terms of our senior secured credit agreement and our second lien credit agreement.

Trading Working Capital: is a non-GAAP financial measure and may not be comparable to similarly named measures used by other companies. Trading Working Capital is defined as assets and liabilities directly related to our core trading operations (accounts receivables and deferred revenue from travel providers and travel agencies, current prepaid travel agency incentive payments and accounts payable and accrued liabilities for commissions and incentives).

Travel Commerce Platform Reported Segments (“Segments”): Travel provider revenue generating units sold by our travel agency network, geographically presented by region based upon point of sale location.

Travel Commerce Platform RevPas (“RevPas”): Travel Commerce Platform revenue divided by the number of Travel Commerce Platform Reported Segments.

Unlevered Adjusted Free Cash Flow: is a non-GAAP measure and may not be comparable to similarly named measures used by other companies. Unlevered Adjusted Free Cash Flow is defined as Adjusted Free Cash Flow Adjusted to remove the impact of interest payments.